Exhibit 10.4

PERMANENT EMPLOYMENT CONTRACT

Between the TORNIER SAS company - rue Doyen Gosse - 38330 ST ISMIER, registered under URSSAF identification number (Social Security Contribution Collection Office number) n°38010115190711, represented by M. GAILLOT Nicolas, acting as Human Resources Director, and M. EPINETTE Stéphan, living 372, Chemin du Robiat - 69259 POLEYMIEUX AUX MONTS D’OR, French citizen

It has been agreed and decided the following:

Being said that the relations between the two parties are governed by the following provisions, and as indicative guide, by the metallurgy engineers and senior executive national collective agreement, which is available for M. EPINETTE Stéphan at the Human Resources Service.

Engagement

TORNIER SAS company has decided to employ for an open ended contract M. EPINETTE Stéphan, under the condition that M. EPINETTE Stephan declares to be free of any engagement and not be bound by any non competition clause nor to be stricken by any prohibition or disability likely to invalidate his engagement.

M. EPINETTE Stephan will be employed as a Commercial Vice president responsible for Europe and Asia-Pacific Operations.

Duration and Trial period

The term of employment shall be commencing at the earliest, at a date which still has to be defined, and will become firm only after a 3 months trial period, renewable once if needed for an identical period after written agreement between the parties. Concerning an effective training period, suspension periods which would occur will extend the stipulated period. During the trial period, each party can terminate the employment contract complying this the collective agreement provisions.

Nomenclature

The importance of the duties and responsibilities assigned to M. EPINETTE Stephan, which imply independent skills for his organization of working time in order to accomplish his mission and the autonomy M. EPINETTE Stephan is granted in the decision process, imply his functions come within the executive staff category within the meaning of article L.3111-2 of the French Employment code and of article 15 of metallurgy national agreement of 28th of July 1998 relating to decrease in working time.

As a consequence, M. EPINETTE Stephan, is considered under the III B - index 180 conventional classification grade within the meaning of the metallurgy engineers and senior executives national collective agreement.

M. EPINETTE Stephan is not subject to the statutory working hours scheme and in this regard does not benefit from any additional days off provided by any specific working time organizations related to decrease in working time.

Lump sum compensation

On the date hereof, the salary, payable in installments in accordance with customary metallurgy engineers and senior executive national collective agreement amounts to 4.308 euros per months.

M. EPINETTE Stephan will be granted a lump sum amount of compensation that it would be required to pay senior executives as counterpart of his mission, with no link between the amount and the time allocated to his work.

This monthly compensation amounts to 16.667 euros (gross salary) on a twelve months period, which amounts to 200.004 euros per annum (gross salary).

It is specified that the senior executive category to which M. EPINETTE Stephan belongs is not caught by the scope of annual bonus.

Nevertheless, M. EPINETTE Stephan, as senior executive receives an annual bonus which amounts 30% of the annual compensation. Such provision is applicable to the whole managing members of the company.

By way of illustration for the year 2008, this bonus rewards the results obtained on the basis of three equal criterions : financial performance of the Group, achievement of personal goals and capacity for team working. Financial performance are divided in three chapters : annual turnover, operating result and total value of stocks. Achievement of personal goals a compelled in 10 measurable points.

For the year 2009, it has been provided that only two criterions will be applicable : financial performance of the Group and achievement of personal goals for par value.

For the year 2010, par values will be reconsidered such as the financial performance of the Group ratio will amount for 2/3 and achievement of personal goals amount for 1/3.

For the year 2008, bonus is granted on a pro rata temporis basis.

The bonus is paid during the month of February, following the end of the financial year to which it is referred.

M. EPINETTE Stephan receives all the benefits of the retirement and welfare pension schemes in force within the company.

M. EPINETTE Stephan cannot enjoy different benefits or refuse to pay different contributions than under those schemes which are currently provided at the company level or could be provided in the future, such as the advantage and contribution provided or expected in the future subject to rate modification.

Expenses

M. EPINETTE Stephan shall be entitled to reimbursement by the company, against appropriate vouchers or other receipts for business expenses, in accordance with the company’s policies then applicable to senior executives:

• Use of a cellular telephone

• Provision of a laptop computer

• TORNIER SAS places at the disposal of M. EPINETTE Stephan a company car. Since the company car will have been allocated, M. EPINETTE Stephan will not use his personal car for business expenses anymore. In this regard, benefit in kind will be calculated in line with the applicable scale in rate.

Other expenses such as travels (train, hotel, flights) to assist to meetings will be reimbursed against appropriate vouchers or other receipts, and client invitations, within the limit of the annual budget allocated with the Commercial Direction.

M. EPINETTE Stephan will refrain from taking, for his personal use or for unauthorized expenses, any devices, facilities, document, copies, reproduction of documents or software belonging to the company or to clients for whom he is working or tasks carried out by him.

M. EPINETTE Stephan declares not to hold, on the date hereof, any interest or investment within competing companies, directly or indirectly, including by intermediary.

Obligations as regards discretion and professional confidentiality - compliance with the TORNIER’s Values Guide

M. EPINETTE Stephan agrees that he shall have to retain, during or after the termination of this contract, absolute discretion and confidentiality, especially concerning facts, documents, files, prices within the company vis-à-vis anybody outside the TORNIER SAS company.  The same obligations will be applicable to methods and technical processes M. EPINETTE Stephan may have to know about in the course of his employment.

Furthermore, M. EPINETTE Stephan commits to comply with the Code of conduct described within the TORNIER’s Values Guide receipt whereof is hereby by him acknowledged.

Non compete clause

Taking into consideration the specific functions assigned to M. EPINETTE Stephan such as the direct contact with the clients of the TORNIER SAS company, commercial information, and knowledge of the channel of distribution and the selling methods of the company, the highly competitive nature of the market and the company’s business, M. EPINETTE Stephan agrees in case of breach of his contract, and outside a trial period, for any reason and by either party responsible:

• not to enter any competitor directly or indirectly to commence or expand any relationship of the same nature with any competitor in line with the activity of the TORNIER SAS company. “Activity of a same nature” will stand for activities such as commercial management, sales, sales promotion or strategic marketing.

• not to participate or engage directly or indirectly, either individually or thought an intermediary, for his own account or for a third party, in any activity of company created or to be created, likely to compete the activities of the TORNIER SAS company, such as processing, selling, marketing of products of services for orthopedic surgery.

The non compete clause is limited for a non-renewable period of 1 year after termination of the employment contract, starting from the actual end of his actual employment, i.e., at the end of the notice period, if the notice period is executed, or starting from the date M. EPINETTE Stephan cease to work for the Company, if the notice period is not executed, that is to say after notice of dismissal or at the date M. EPINETTE Stephan falls vacant is the notice of dismissal is not applied, and will apply to the geographical area he had been in charge of.

If M. EPINETTE Stephan violates his obligation, he shall have to pay a fixed and irreducible allowance, a sum equal to the amount of wages, less the social security payments, he will have received during the last 12 months before termination of his contract, without prejudice to the rights of the company to seek additional penalties with regard to such violation.

As a counterpart, M. EPINETTE Stephan will receive during the period the non compete clause is applicable a monthly allowance equal to the average compensation received during his past 12 months within the company.  In case M. EPINETTE Stephan fails to comply with this provision, TORNIER SAS company will be exempted from its commitment to pay this special monthly compensation

TORNIER SAS can release M. EPINETTE Stephan of this clause and at the same time be exempted from its commitment to pay the special monthly compensation, at any moment during the course of execution of the contract, or in case of termination under condition, in this case will have to communicate with registered letter with a form for acknowledgment of receipt, within 8 days following giving notice termination of the employment contract.

Such provision does not apply in case of termination of the employment contract during the trial period.

Termination

Unless the trial period as set above, each party can terminate unilaterally the contractual relationship, only in respect of :

• the legal/conventional procedure

• legal/conventional mutual notice period, except in case of negligence or force majeure.

At expiration of the contract for any reason or after notification of dismissal or resignation in the case of release of execution of the period of notice, M. EPINETTE Stephan will give back spontaneously all the belongings, files, documents, realization which could have been given to him during the exercise of his mission, and so as all the copies and reproduction.

Compensation for damages in case of breach of contract following a change in control

In the case where, during the execution of the employment contract and within a period of 12 months following the change in control, as defined as the following, M. EPINETTE Stephan will be subject to resignation on another ground than negligence or serious misconduct, in order to repair the damage suffered by M. EPINETTE Stephan, he will be granted a fixed allowance which amounts 12 month gross reference wage.

The reference wage amounts to the twelfth gross salary of the last twelve months before resignation, or following the most interesting formula for the employee, the third of the three last months, it being understood that in any case, any premium or bonus allocated to the employee during this period, must be calculated prorata temporis.

This compensation may include a compensation for resignation arising from legal or conventional provision applied by the company (it being said that it does not include notice compensatory damages, nor paid annual leave compensatory damages, nor a potential financial compensation due to the non-competition clause).

M. EPINETTE Stephan will receive the maximum gross bonus he is eligible for as regards his part to the realization of his individual targets during the year the change in control occurred.

Subject to the employee’s document production attesting his admission and maintenance within the unemployment insurance system, M. EPINETTE Stephan will be allowed to benefit the maintenance of the disability, invalidity, death regime and healthcare regime applicable. The entire funding of those provisions will be borne by the company during a period of 12 months from the effective date of the breach of contract.

“Change in Control” is defined as any of the following: (The assumptions referred to below are related to a change in control of the parent company in the United States under United States corporate law).

(i)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Parent Corporation, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the “Outstanding Parent Corporation Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Parent Corporation entitled to vote generally in the election of directors (the “Outstanding Parent Corporation Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Parent Corporation or any “affiliate” of the Parent Corporation, within the meaning of 17 C.F.R. § 230.405 (an “Affiliate”), (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent Corporation or any Affiliate of the Parent Corporation, (z) any acquisition by any corporation or business entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (ii) of this Section (persons and entities described in clauses (x), (y) and (z) being referred to herein as “Permitted Holders”); or

(ii)  The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Corporation Common Stock and Outstanding Parent Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Parent Corporation or all or substantially all of the Parent Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Corporation Common Stock and Outstanding Parent Corporation Voting Securities, as the case may be, and (B) no Person (excluding any Permitted Holder) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board of Directors of the Parent Corporation at the time of the execution of the initial agreement providing for such Business Combination; or

(iii)  Approval by the shareholders of the Parent Corporation of a complete liquidation or dissolution of the Parent Corporation; or

(iv)  The sale of at least 80% of the assets of the Parent Corporation to an unrelated party, or completion of a transaction having a similar effect; or

(v)  The individuals who on the date of this Agreement constitute the Board of Directors of the Parent Corporation thereafter cease to constitute at least a majority thereof; provided that any person becoming a member of the Board of Directors of the Parent Corporation subsequent to the date of this Agreement and whose election or nomination was approved by either (A) a vote of at least two-thirds of the directors who then comprised the Board of Directors of the Parent Corporation immediately prior to such vote or (B) the Nominating Committee of the Board of Directors of the Parent Corporation shall be considered a member of the Board of Directors of the Parent Corporation on the date of this Agreement.

Unavailability

In case of unavailability, M. EPINETTE Stephan will inform the company management directly or through an intermediary without delay and will justify in writing the reason and the expected duration of his absence within 48 hours after the cessation of work, except force majeure cases.

Information

M. EPINETTE Stephan, as senior executive, benefits, concerning the occupational social protection system of a supplementary and complementary retirement scheme and of a welfare plan and medical expenses.

The description of the benefits and financing in force are given to M. EPINETTE Stephan.

This Agreement is drawn up in duplicate.